UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 25, 2020

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

001-11229	Mississippi Power Company	64-0205820
(A Mississippi Corporation)
2992 West Beach Boulevard
Gulfport, Mississippi 39501
(228) 864-1211

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01        Other Events.
On February 25, 2020, Mississippi Power Company (“Mississippi Power”) and the Mississippi Public Utilities Staff (together with Mississippi Power, the “Stipulating Parties”) reached a settlement agreement (the “Mississippi Power Rate Case Settlement Agreement”) in Mississippi Power’s base rate case filed with the Mississippi Public Service Commission (“PSC”) on November 26, 2019. Under the terms of the Mississippi Power Rate Case Settlement Agreement, annual retail rates would decrease by approximately $16.7 million, or 1.85%, based on a test year period of January 1, 2020 through December 31, 2020, a 53% average equity ratio, an allowed maximum actual equity ratio of 55% by the end of 2020 and a 7.57% return on investment. The terms of the Mississippi Power Rate Case Settlement Agreement also: (1) established common amortization periods of four years for regulatory assets and three years for regulatory liabilities included in the proposed revenue requirement, including those related to unprotected deferred income taxes; (2) stipulated to new depreciation rates and to the reasonableness of those rates reflecting an annual increase in depreciation of approximately $10 million; and (3) excluded certain compensation costs totaling approximately $3.9 million, consistent with Mississippi Power’s original filing. Additionally, under the terms of the Mississippi Power Rate Case Settlement Agreement, separate rates for costs associated with Plant Ratcliffe (formerly known as the Kemper County energy facility) and energy efficiency initiatives would be eliminated and such costs would be included in the Performance Evaluation Plan (“PEP”), Environmental Compliance Overview Plan and Ad Valorem Tax Adjustment factor, as applicable.
The Mississippi Power Rate Case Settlement Agreement is subject to the approval of the Mississippi PSC. If approved, the rates set forth in the Mississippi Power Rate Case Settlement Agreement would become effective as soon as practicable following approval.
Additionally, Mississippi Power would be required to file with the Mississippi PSC PEP compliance rate clauses to incorporate the Stipulating Parties’ recommended revisions to PEP within 60 days following Mississippi PSC approval of the Mississippi Power Rate Case Settlement Agreement. These revisions include, but are not limited to, changing the filing date for the annual PEP rate filing from November of the immediately preceding regulatory year to March of the current regulatory year, utilizing a historic test year adjusted for “known and measurable” changes, using discounted cash flow and regression formulas to determine base return on equity and moving all embedded ad valorem property taxes currently collected in PEP to the Ad Valorem Tax Adjustment clause.
The ultimate outcome of these matters cannot be determined at this time.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2020	MISSISSIPPI POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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